Exhibit 99.1

April 30, 2013	Contact: James Gasior
President and CEO

Press Release: Cortland Bancorp Reports First Quarter Earnings

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today reported net income of $830,000, or $.18 per share for the quarter ending March 31, 2013 compared to net income of $1.2 million for the same three month period a year ago, or $.26 per share. Total loans at March 31, 2013 were $297.5 million as compared to $277.4 million a year ago, a 7.2% increase. Total assets of $546.5 million at March 31, 2013 reflect an increase of 7.5% from year ago asset totals of $508.4 million with loans providing the core growth.

President and Chief Executive Officer James Gasior stated, “As anticipated, interest rates continue to persist at historical lows, resulting in a continued compression of our net interest margin and a parallel decrease in net income.” With these persistent low rates, the Company has been following a strategy of shifting earning assets from investment securities to the loan portfolio, to help maintain a relatively level interest earnings stream. Interest and fees on loans for the March 31, 2013 quarter were $4.06 million representing a $92 thousand improvement from the $3.97 million in interest and fees on loans recorded in the same three month period a year ago.

With no upward movement in interest rates over the last several years and minimal improvement, if any, expected in the foreseeable future, a significant source of revenues for banks continues to dry out. Recognizing a need to diversify revenue through additional sources of non-interest fee income, Mr. Gasior notes that, “The Company’s investment in fee based businesses designed to generate revenues to compliment sources of interest income from core operations has begun to produce the desired results.” Total non-interest income improved from $695 thousand for the March 31, 2012 quarter to $1.31 million for the most recent March 31, 2013 quarter.

“Continued expansion of the mortgage banking and wealth management businesses is expected to provide additional revenue opportunities, further compensating for compression in the net interest margins”. Mr. Gasior stated.

Respective to the operating results, highlights of operations are as follows:

Net Interest Income

Net interest income of $4.1 million, which provides the core earnings base for the Company, declined by $107,000, or 2.5% from the same quarter a year ago. Absent the loan growth on a linked quarter basis, net interest income declined $245,000, or 5.6%. Although the cost of funds has continued to decline, the decrease in interest expense was just short of absorbing the reduction in interest income.

Net interest margin on a tax equivalent basis was 3.29% in the current quarter versus 3.67% a year ago and 3.44% the prior quarter.

Asset Quality

Despite less than favorable economic conditions over the past several years, the Company has been able to grow its loan portfolio without experiencing any substantive deterioration in credit quality. Nonaccrual loans declined to $2.8 million at March 31, 2013 or .93% of loans, versus $3.0 million or .94% of loans at December 31, 2012 and the Company’s allowance for loan losses covers 140% of nonaccrual loans at March 31, 2013. Annualized net loan charge-offs were .17% of average loans in the first quarter of 2013 and .27% for the first quarter of 2012. The allowance for loan loss to total loans ratio was 1.31% at March 31, 2013 versus 1.13% a year ago.

Mr. Gasior noted, “With the fragile state of today’s economy, it is prudent to address the potential for losses based upon worsening conditions. The Company proactively continues to set aside reserves for future losses, both in the allowance for loan losses and capital.”

Non-Interest Income

With the addition of substantial mortgage banking gains, the Company was able to continue to improve non-interest income overall. Non-interest income in the first quarter increased by $611,000 over the same period last year, and by $422,000 on a linked quarter basis.

The wholesale mortgage unit, CSB Mortgage Company, which was formed specifically as a result of strategic initiatives aimed at improving overall profitability, had mortgage banking gains of $688,000 in current quarter versus $154,000 in the same quarter of 2012. Fourth quarter 2012 gains were $335,000.

As a revenue diversification initiative, the Company continues to expand its retail arm of the mortgage banking operation, not only in its current footprint, but in adjacent markets throughout Ohio.

Operating Expenses

Non-interest expenses increased 8.0% in the first quarter 2013 versus 2012, reflecting the additional personnel and other expenses to operate the mortgage banking operation. Likewise, non-interest expenses increased 2.28% over the previous quarter.

Further commenting on the results, Mr. Gasior stated, “As the mortgage operation has transitioned from a start-up unit in 2011 to an evolving, growing business unit in 2013, CSB Mortgage Company has made a positive contribution to the Company’s net income on just over $244 million of originations in fiscal 2012 and $102 million in the first quarter of 2013.”

Non-Recurring Credits and Charges

Included in non-interest expenses for the March 31, 2012 quarter is the one-time investment of $444,000 in a Historic Tax Credit partnership which generated $634,000 in tax credits.

The Company reported no tax credit through the three month period ended March 31, 2013.

Capital and Dividends

The Company continued to increase its capital levels in the first quarter of 2013. With capital as the ultimate cushion to absorb any unforeseen negative consequences of the struggling economy, capital levels for banks across the industry have been under the watchful eye of the regulators. The Company’s total shareholders’ equity increased from $49.5 million at December 31, 2012 to $50.6 million at March 31, 2013, an increase of $1.1 million or 2.3%. The Company continues to remain well-capitalized under all regulatory measures. The Company’s regulatory capital ratios exceed the statutory well capitalized thresholds by a comfortable margin. In the current regulatory environment, regulatory oversight bodies expect banks to maintain ratios above the statutory levels as a margin of safety. The calculated ratios are as follows for the quarter ended March 31, 2013: a Tier 1 leverage ratio of 10.03% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 13.96% (compared to a “well-capitalized” threshold of 6.00%); and a total risk-based capital ratio of 14.95% (compared to a “well-capitalized” threshold of 10.00%).

The Company’s total risk-based capital is $19.8 million in excess of the 10% well capitalized threshold.

In October 2012 the Company announced the reinstatement of a cash dividend reflecting the growing confidence supported by strong core earnings, increasing loan production, and restored capital levels. A dividend of $.03 per share was paid to shareholders of record on February 14, 2013.

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in Northeastern Ohio.

For additional information about Cortland Banks visit http://www.cortland-banks.com.

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three months ended March 31, 2013	Three months ended March 31, 2012
SUMMARY OF OPERATIONS
Total interest income	$5,045	$5,305
Total interest expense	(911)	(1,064)

Net interest income (NII)	4,134	4,241
Provision for loan losses	(200)	(270)

NII after loss provision	3,934	3,971
Investment security (losses) gains net of impairment losses	—	(164)
Total non-interest income (excluding investment losses or gains)	1,306	859
Total non-interest expense	(4,175)	(3,864)

Income before tax	1,065	802
Income tax expense (benefit)	235	(357)

Net income	$830	$1,159

PER COMMON SHARE DATA
Net income, both basic and diluted	$0.18	$0.26
Book value	11.17	10.53
BALANCE SHEET DATA
Assets	$546,467	$508,446
Investments	176,009	182,686
Loans	297,463	277,357
Loans held for sale	16,628	6,804
Deposits	441,010	409,055
Borrowings	45,015	42,180
Subordinated debt	5,155	5,155
Shareholders’ equity	50,570	47,633
AVERAGE BALANCE SHEET DATA
Average assets	$558,013	$510,604
Average loans	307,568	281,594
Average loans held for sale	23,946	5,121
Average deposits	451,269	410,969
Average equity	49,480	46,767
ASSET QUALITY RATIOS
Loan charge-offs	(176)	(214)
Recoveries on loans	42	25

Net charge-offs	(134)	(189)

Net charge-offs as a percent of total average loans	0.17%	0.27%
Loans 30 days or more beyond their contractual due date or in non accrual status as a percent of total loans	1.15%	1.13%
Loan loss reserve as a percent of total loans	1.31	1.13
Non-accrual loans as a percent of total loans	0.93	0.93
FINANCIAL RATIOS
Return on average equity	6.71%	9.91%
Return on average assets	0.59	0.91
Effective tax rate	22.07	(44.51)
Net interest margin	3.29	3.67
Efficiency ratio	76.75	75.76
CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.95%	14.28%
Tier 1 capital to risk-weighted assets	13.96	13.45
Tier 1 capital to average assets	10.03	10.31